Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

La-Z-Boy Incorporated
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to be paid	Equity (3)	Common Stock, $1.00 par value per share	Rules 457(c) and 457(h)	2,775,000	27.77	77,061,750	.0000927	7,143.62

	Total Offering Amounts							$0
	Total Fee Offsets							$--
	Net Fee Due							$7,143.62

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the La-Z-Boy Incorporated 2022 Omnibus Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $27.77 per share, the average of the high and low prices of the Registrant’s Common Stock on August 26, 2022 as reported on the New York Stock Exchange.

(3)	Represents shares of the Registrant’s Common Stock which shall become available for issuance under the 2022 Plan.